Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Crown Castle International Corp. dated March 26, 2018 of our report dated March 10, 2017 related to the consolidated financial statements of LTS Group Holdings LLC and its subsidiary as of and for the year ended December 31, 2016, which appears in the Current Report on Form 8-K/A of Crown Castle International Corp. filed December 15, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York

March 26, 2018